EXHIBIT 15






November 12, 2001





Ohio Edison Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in its Registration Statements No. 33-49135, No. 33-49259, No. 33-49413,
No. 33-51139, No. 333-01489 and No. 333-05277 its Form 10-Q for the
quarter ended September 30, 2001, which includes our report dated November 12, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                    Very truly yours,





                                    ARTHUR ANDERSEN LLP




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